EXHIBIT 2.1
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                  AGREEMENT AND PLAN OF REORGANIZATION

                             BY AND BETWEEN

                      PROSPERITY BANCSHARES, INC.,

                                   AND

                      SOUTH TEXAS BANCSHARES, INC.


                        DATED AS OF JUNE 17, 1999

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                            TABLE OF CONTENTS

                                                                    Page


INTRODUCTION...................................................................1

I.  THE MERGER.................................................................2
      Section 1.1.   Initial Merger............................................2
      Section 1.2.   Articles of Incorporation, Bylaws and Facilities of
                     First Surviving Company...................................2
      Section 1.3.   Effect of Initial Merger..................................2
      Section 1.4.   Liabilities of the First Surviving Company................3
      Section 1.5.   Final Merger..............................................3
      Section 1.6.   Articles of Incorporation, Bylaws and Facilities of
                     Continuing Company........................................3
      Section 1.7.   Effect of Final Merger....................................4
      Section 1.8.   Liabilities of Continuing Company.........................4
      Section 1.9.   Per Share Merger Consideration............................4
      Section 1.10.  Adjustment to Merger Consideration........................5
      Section 1.11.  Dissenting Shares.........................................5
      Section 1.12.  Exchange of Shares and Options............................5
      Section 1.13.  Ratification by Shareholders..............................7

II.  REPRESENTATIONS AND WARRANTIES OF SOUTH TEXAS............................7
      Section 2.1.   Organization..............................................7
      Section 2.2.   Capitalization............................................8
      Section 2.3.   Approvals; Authority......................................9
      Section 2.4.   Investments...............................................9
      Section 2.5.   Financial Statements......................................9
      Section 2.6.   Title....................................................10
      Section 2.7.   Environmental Laws.......................................10
      Section 2.8.   Litigation and Other Proceedings.........................11
      Section 2.9.   Taxes....................................................12
      Section 2.10.  Contracts................................................12
      Section 2.11.  Insurance................................................13
      Section 2.12.  No Conflict With Other Instruments.......................13
      Section 2.13.  Laws.....................................................14
      Section 2.14.  Conduct..................................................14
      Section 2.15.  Allowance for Credit Losses..............................15
      Section 2.16.  Employment Relations.....................................15
      Section 2.17.  ERISA....................................................15

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      Section 2.18.  Deferred Compensation Arrangements.......................16
      Section 2.19.  List of Loans............................................16
      Section 2.20.  Absence of Changes.......................................17
      Section 2.21.  Brokers and Finders......................................17
      Section 2.22.  Absence of Property Taxes and Liens......................17
      Section 2.23.  Community Reinvestment Act...............................17
      Section 2.24.  Fair Housing Act, Home Mortgage Disclosure Act and
                     Equal Credit Opportunity Act.............................17
      Section 2.25.  Usury Laws and Other Consumer Compliance Laws............18
      Section 2.26.  Bank Secrecy Act.........................................18
      Section 2.27.  Zoning and Related Laws..................................18
      Section 2.28.  Year 2000 Compliance.....................................18
      Section 2.29.  Securities Laws..........................................19
      Section 2.30.  Regulatory Approvals.....................................19
      Section 2.31.  Shareholders' List.......................................19

III. REPRESENTATIONS AND WARRANTIES OF BANCSHARES.............................19
      Section 3.1.   Organization.............................................19
      Section 3.2.   Approvals; Authority.....................................20
      Section 3.3.   No Conflict With Other Instruments.......................20
      Section 3.4.   Litigation and Other Proceedings.........................20
      Section 3.5.   Ability to Pay Merger Consideration......................21
      Section 3.6.   Regulatory Approvals.....................................21
      Section 3.7.   Year 2000 Compliance.....................................21
      Section 3.8.   Community Reinvestment Act...............................21

IV.  COVENANTS OF SOUTH TEXAS.................................................21
      Section 4.1.   Shareholder Approval and Best Efforts....................21
      Section 4.2.   Operations...............................................22
      Section 4.3.   Access to Properties and Records.........................23
      Section 4.4.   Information for Regulatory Applications..................23
      Section 4.5.   Attendance at Certain South Texas Meetings...............24
      Section 4.6.   Standstill Provision.....................................25
      Section 4.7.   Proxies..................................................25
      Section 4.8.   Dividends................................................25
      Section 4.9.   Environmental Investigation; Rights to Terminate
                     Agreement................................................25
      Section 4.10.  Termination of Data Processing Contracts.................27
      Section 4.11.  Termination of Qualified Plan............................27
      Section 4.12.  Notification of Bond Sales...............................27

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V.   COVENANTS OF BANCSHARES..................................................27
      Section 5.1.   Best Efforts.............................................27
      Section 5.2.   Information for Applications and Proxy Solicitation......27
      Section 5.3.   Employee Benefit Plans...................................28
      Section 5.4.   Confidentiality..........................................29
      Section 5.5.   Applications.............................................29
      Section 5.6.   Additional Capital.......................................29
      Section 5.7.   Indemnification; Insurance...............................29

VI.  CLOSING..................................................................31
      Section 6.1.   Closing..................................................31
      Section 6.2.   Effective Time...........................................31

VII. TERMINATION..............................................................32
      Section 7.1.   Termination..............................................32
      Section 7.2.   Effect of Termination....................................34

VIII.CONDITIONS TO OBLIGATIONS OF BANCSHARES..................................34
      Section 8.1.   Compliance with Representations and Covenants............34
      Section 8.2.   Material Adverse Change..................................34
      Section 8.3.   Legal Opinion............................................34
      Section 8.4.   Releases.................................................35
      Section 8.5.   Dissenters' Rights.......................................35
      Section 8.6.   Employment Agreements....................................35
      Section 8.7.   Nonrenewal of Participation in Loan......................35

IX.  CONDITIONS TO OBLIGATIONS OF SOUTH TEXAS.................................35
      Section 9.1.   Compliance with Representations and Covenants............35
      Section 9.2.   Material Adverse Change..................................35
      Section 9.3.   Legal Opinion............................................36
      Section 9.4.   Releases.................................................36

X.  CONDITIONS TO RESPECTIVE OBLIGATIONS OF
      BANCSHARES AND SOUTH TEXAS..............................................36
      Section 10.1.  Government Approvals.....................................36
      Section 10.2.  Shareholder Approval.....................................37

XI.  MISCELLANEOUS............................................................37
      Section 11.1.  Non-Survival of Representations and Warranties...........37
      Section 11.2.  Amendments...............................................37
      Section 11.3.  Expenses.................................................37
      Section 11.4.  Notices..................................................37

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      Section 11.5.  Definition of Knowledge..................................39
      Section 11.6.  Controlling Law..........................................39
      Section 11.7.  Headings.................................................39
      Section 11.8.  Modifications or Waiver..................................39
      Section 11.9.  Severability.............................................39
      Section 11.10. Assignment...............................................40
      Section 11.11. Consolidation of Agreements..............................40
      Section 11.12. Counterparts.............................................40
      Section 11.13. Binding on Successors....................................40
      Section 11.14. Gender...................................................40
      Section 11.15. Disclosures..............................................40
      Section 11.16. Publicity................................................40
      Section 11.17. Entire Agreement.........................................40
      Section 11.18. Delivery of Schedules....................................41

      SCHEDULE 1.9 TO THE AGREEMENT:
            South Texas Stock Option Termination Agreement....................43

      SCHEDULE 2.1 TO THE AGREEMENT:
            Organization - South Texas........................................44

      SCHEDULE 2.2 TO THE AGREEMENT:
            Capitalization - South Texas......................................45

      SCHEDULE 2.4 TO THE AGREEMENT:
            Investments - South Texas.........................................46

      SCHEDULE 2.5 TO THE AGREEMENT:
            Financial Statements - South Texas................................47

      SCHEDULE 2.6 TO THE AGREEMENT:
            Title - South Texas...............................................48

      SCHEDULE 2.7 TO THE AGREEMENT:
            Environmental Laws - South Texas..................................49

      SCHEDULE 2.8 TO THE AGREEMENT:
            Litigation and Other Proceedings - South Texas....................50

      SCHEDULE 2.9 TO THE AGREEMENT:
            Taxes - South Texas...............................................51

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      SCHEDULE 2.10 TO THE AGREEMENT:
            Contracts - South Texas...........................................52

      SCHEDULE 2.11 TO THE AGREEMENT:
            Insurance Policies - South Texas..................................53

      SCHEDULE 2.13 TO THE AGREEMENT:
            Compliance with Laws - South Texas................................54

      SCHEDULE 2.14 TO THE AGREEMENT:
            Conduct - South Texas.............................................55

      SCHEDULE 2.16 TO THE AGREEMENT:
            Employment Relations - South Texas................................56

      SCHEDULE 2.18 TO THE AGREEMENT:
            Deferred Compensation Arrangements - South Texas..................57

      SCHEDULE 2.19 TO THE AGREEMENT:
            List of Loans - South Texas.......................................58

      SCHEDULE 2.20 TO THE AGREEMENT:
            Absence of Changes - South Texas..................................59

      SCHEDULE 2.21 TO THE AGREEMENT:
            Brokers' and Finders' Fees - South Texas..........................60

      SCHEDULE 2.22 TO THE AGREEMENT:
            Absence of Property Taxes and Liens - South Texas.................61

      SCHEDULE 2.28 TO THE AGREEMENT
            Year 2000 Compliance - South Texas................................62

      SCHEDULE 3.4 TO THE AGREEMENT:
            Litigation - Bancshares...........................................63

      SCHEDULE 4.7 TO THE AGREEMENT:
            Proxies...........................................................64

      SCHEDULE 5.3 TO THE AGREEMENT:
            Severance Benefits................................................65

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      SCHEDULE 8.3 TO THE AGREEMENT:
            Legal Opinion to be Delivered by South Texas.......................1

      SCHEDULE 9.3 TO THE AGREEMENT:
            Legal Opinion to be Delivered by Bancshares........................1

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                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization ("Agreement") dated as of June 17, 1999, is by and between Prosperity Bancshares, Inc., a Texas corporation ("Bancshares"), and South Texas Bancshares, Inc., a Texas corporation ("South Texas").

      WHEREAS, South Texas desires to affiliate with Bancshares, and Bancshares desires to affiliate with South Texas in the manner provided in this Agreement; and

      WHEREAS, Bancshares and South Texas believe that the acquisition of South Texas by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

      WHEREAS, the respective Boards of Directors of Bancshares and South Texas have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as set forth below.

                                  INTRODUCTION

Following the execution of this Agreement by Bancshares and South Texas, Bancshares will organize as a wholly-owned subsidiary a Texas corporation ("New Corp") solely for the purpose of consummating the merger transactions described herein. This Agreement provides for (i) the merger of New Corp with and into South Texas with South Texas as the survivor (the "Initial Merger"), all pursuant to this Agreement and a Plan of Merger by and between New Corp and South Texas, a copy of which is attached hereto as Exhibit "A" and all of the terms of which are incorporated by reference for all purposes and, immediately thereafter, (ii) the merger of South Texas with and into Bancshares with Bancshares as the survivor (the "Final Merger"), all pursuant to this Agreement and a Plan of Merger by and between South Texas and Bancshares, a copy of which is attached hereto as Exhibit "B" and all of the terms of which are incorporated by reference for all purposes. The Initial Merger and the Final Merger shall sometimes be referred to collectively as the "Mergers." In connection with the Initial Merger, Bancshares will acquire all of the issued and outstanding shares of common stock, $.50 par value, of South Texas ("South Texas Common Stock") for an aggregate consideration as set forth in this Agreement. Immediately after the effective time of the Mergers, The Commercial National Bank of Beeville ("CNB") shall be merged with and into First Prosperity Bank ("FPB"), all pursuant to a Plan of Merger by and between CNB and FPB, a copy of which is attached hereto as Exhibit "C".
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                                  I. THE MERGER

      Section 1.1.INITIAL MERGER. New Corp shall be merged into South Texas (the resulting company being herein referred to as the "First Surviving Company") as of the effective time of the Initial Merger under the Articles of Incorporation of South Texas, as determined by the Secretary of State of Texas, and each of the outstanding shares of common stock of New Corp shall and without any action on the part of Bancshares be canceled and be converted into shares of common stock of the First Surviving Company. The shares of common stock of the First Surviving Company into which such New Corp common stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Company, all of which shall be owned by Bancshares.

      Section 1.2.ARTICLES OF INCORPORATION, BYLAWS AND FACILITIES OF FIRST SURVIVING COMPANY. At the effective time of the Initial Merger and until thereafter amended in accordance with applicable law, the Articles of Incorporation of the First Surviving Company shall be the Articles of Incorporation of South Texas as in effect at the effective time of the Initial Merger. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of the First Surviving Company, the Bylaws of the First Surviving Company shall be the Bylaws of South Texas as in effect at the effective time of the Initial Merger. The main office of the First Surviving Company shall be the main office of South Texas as of the effective time of the Initial Merger, and all corporate acts, plans, policies, contracts, approvals and authorizations of South Texas and New Corp and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the effective time of the Initial Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Company and shall be as effective and binding thereon as the same were with respect to South Texas and New Corp respectively, as of the effective time of the Initial Merger.

      Section 1.3.EFFECT OF INITIAL MERGER. At the effective time of the Initial Merger, the corporate existence of South Texas and New Corp shall be merged and continued in the First Surviving Company, and the First Surviving Company shall be deemed to be a continuation in entity and identity of South Texas and New Corp. All rights, franchises and interests of South Texas and New Corp, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Company by virtue of the Initial Merger without any deed or other transfer. First Surviving Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by South Texas and New Corp,


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respectively, as of the effective time of the Initial Merger. As of the effective time of the Initial Merger, the directors and officers of New Corp shall become the directors and officers of First Surviving Company.

      Section 1.4.LIABILITIES OF THE FIRST SURVIVING COMPANY. At the effective time of the Initial Merger, the First Surviving Company shall be liable for all liabilities of South Texas and New Corp. All debts, liabilities and obligations of South Texas and of New Corp, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of South Texas or New Corp, as the case may be, shall be those of the First Surviving Company and shall not be released or impaired by the Initial Merger. All rights of creditors and other obligees and all liens on property of either South Texas or New Corp shall be preserved unimpaired.

      Section 1.5.FINAL MERGER. Immediately after the effective time of the Initial Merger, the First Surviving Company shall be merged with and into Bancshares (which, as the receiving association, is hereinafter referred to as "Continuing Company" whenever reference is made to it at or after the Effective Time (as defined in Section 6.2 of this Agreement)) under the charter and Articles of Incorporation of Bancshares pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act ("TBCA").

      Section 1.6.ARTICLES OF INCORPORATION, BYLAWS AND FACILITIES OF CONTINUING COMPANY. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Bancshares as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Bancshares as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Company, the main office of Continuing Company shall be the main office of Bancshares as of the Effective Time. The established offices and facilities of the First Surviving Company immediately prior to the Final Merger shall become established offices and facilities of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of the First Surviving Company and Bancshares and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the First Surviving Company and Bancshares, respectively, as of the Effective Time.


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      Section 1.7.EFFECT OF FINAL MERGER. At the Effective Time, the corporate existence of the First Surviving Company and Bancshares shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of the First Surviving Company and Bancshares. All rights, franchises and interests of the First Surviving Company and Bancshares, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Final Merger without any deed or other transfer. Continuing Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by First Surviving Company and Bancshares, respectively, as of the Effective Time. At the Effective Time, the directors and officers of Bancshares shall become the directors and officers of the Continuing Company.

      Section 1.8.LIABILITIES OF CONTINUING COMPANY. At the Effective Time of the Final Merger, Continuing Company shall be liable for all liabilities of the First Surviving Company and Bancshares. All debts, liabilities, obligations and contracts of the First Surviving Company and of Bancshares, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the First Surviving Company or Bancshares, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Mergers. All rights of creditors and other obligees and all liens on property of either the First Surviving Company or Bancshares shall be preserved unimpaired subsequent to the Mergers.

      Section 1.9. PER SHARE MERGER CONSIDERATION. Shares of South Texas Common Stock issued and outstanding immediately prior to the effective time of the Initial Merger, other than Dissenting Shares (as defined in Section 1.11 of this Agreement) shall, by virtue of the Initial Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive consideration in the form of cash equal to $93.40 per share of South Texas Common Stock (the "Per Share Merger Consideration") payable to the holders of record of shares of South Texas Common Stock, without interest thereon, upon the proper surrender of the certificate representing such shares. By virtue of the Initial Merger, each Option (as defined in Section 2.2 of this Agreement) representing a right to acquire a share of South Texas Common Stock shall be converted into and represent the right to receive cash equal to $93.40 for each Option less the exercise price to acquire a share of South Texas Common Stock pursuant to the Option (the "Option Consideration") payable upon the proper presentment of an agreement in the form of Schedule 1.9 to this Agreement terminating the Option. The Per Share Merger Consideration and Option Consideration shall sometimes be referred to collectively as the "Merger Consideration". Under no circumstances


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shall the sum of (i) the aggregate Per Share Merger Consideration and (ii) the aggregate Option Consideration exceed $23,350,000.00.

      Section 1.10. ADJUSTMENT TO MERGER CONSIDERATION. In the event the Closing (as defined in Section 6.1) does not occur on or before one hundred fifty (150) calendar days from the date this Agreement is executed and South Texas' failure to fulfill any material obligation under this Agreement has not been the cause of, or resulted in, the failure of the Mergers to become effective on or before such date, then the Merger Consideration will increase by $3,000.00 per day for each day between the end of such one hundred fifty (150) day period and the Closing Date (as defined in Section 6.2).

      Section 1.11. DISSENTING SHARES. Each share of South Texas Common Stock issued and outstanding immediately prior to the effective time of the Initial Merger, the holder of which has not voted in favor of the Mergers and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to
Section 1.9 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the effective time of the Initial Merger, the right to receive the Per Share Merger Consideration without any interest thereon. As set forth in Section 8.5 of this Agreement, if the holders of more than 15% of the South Texas Common Stock shall have exercised their dissenters' rights, Bancshares shall have no obligation to consummate the Mergers.

      Section 1.12. EXCHANGE OF SHARES AND OPTIONS.

            (a) Bancshares shall deposit or cause to be deposited in trust with FPB (the "Exchange Agent") prior to the Effective Time cash in an aggregate amount sufficient to make the cash payments pursuant to Section 1.9 hereof and to make the appropriate cash payments, if any, to holders of Dissenting Shares pursuant to Section 1.11 hereof (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall promptly make payments out of the Exchange Fund of the Per Share Merger Consideration upon surrender of certificates representing such shares and of the Option Consideration upon presentment of agreements (in form and substance satisfactory to Bancshares) terminating such Options. Payments to holders of Dissenting Shares shall be made as required by the TBCA. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.


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            (b) At least 20 days prior to the Effective Time or on such other date as the parties may agree, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which represent shares of South Texas Common Stock (the "Certificates") and to each holder of an agreement evidencing Options representing a right to acquire shares of South Texas Common Stock ("Option Agreements"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates and Option Agreements shall pass, only upon proper delivery of the Certificates and Option Agreements to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates and Option Agreements for payment therefor. At and after the Closing (as defined herein) and upon surrender to the Exchange Agent of a Certificate or Option Agreement, together with such letter of transmittal duly executed, the holder of such Certificate or Option Agreement shall be entitled to receive in exchange therefor the amount of cash provided in
Section 1.9 hereof in the manner described herein, and such Certificate or Option Agreement shall forthwith be canceled. Payment will be made at Closing for shares of South Texas Common Stock if Certificates and Option Agreements and a properly completed letter of transmittal with respect to such shares are received by the Exchange Agent at least five days prior to Closing. Payment will be made for all other shares of South Texas Common Stock within five days after the Exchange Agent's receipt of the Certificates and Option Agreements and a properly completed letter of transmittal. A holder of South Texas Common Stock or an Option representing a right to acquire South Texas Common Stock may elect on the letter of transmittal to receive payment by (i) deposit into an account at FPB; (ii) wire transfer, (iii) check to be received at FPB or (iv) check sent by U.S. mail. Unless an alternative election for method of payment is made on the letter of transmittal, payment will be made by check sent by U.S. mail. No interest will be paid or accrued on the cash payable upon surrender of the Certificates and Option Agreements. If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered or to whom the Option Agreement presented relates, it shall be a condition of payment that the Certificate or Option Agreement so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or the listed person on the Option Agreement presented or established to the satisfaction of Bancshares that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 1.12, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Per Share Merger Consideration without any interest thereon and each Option Agreement shall represent for all purposes the right to receive the Option Consideration without any interest thereon.

            (c) After the Effective Time, the stock transfer ledger of South Texas shall be closed and there shall be no transfers on the stock transfer books of South Texas of the shares of South Texas Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates or Option Agreements are presented


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to Bancshares, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.12.

            (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders or optionholders of South Texas for six months after the Effective Time shall be paid to Bancshares, and the holders of shares or Options to acquire shares of South Texas Common Stock not theretofore presented to the Exchange Agent shall look to Bancshares only, and not the Exchange Agent, for the payment of any Per Share Merger Consideration in respect of such shares or any Option Consideration in respect of such Options.

      Section 1.13. RATIFICATION BY SHAREHOLDERS. This Agreement shall be submitted to the shareholders of South Texas in accordance with applicable provisions of law and the respective Articles of Incorporation and Bylaws of South Texas. South Texas and Bancshares shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Mergers on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking ("Banking Department").

                II. REPRESENTATIONS AND WARRANTIES OF SOUTH TEXAS

      South Texas represents and warrants to Bancshares that each of the statements made in this Article II are true and correct in all material respects. South Texas agrees that, at the Closing, it shall provide Bancshares with supplemental Schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

      Section 2.1. ORGANIZATION. South Texas, a Texas corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHC Act"), is duly organized, validly existing and in good standing under the laws of the State of Texas. South Texas owns 100% of the issued and outstanding shares of common stock, $1.00 par value ("CNB Delaware Stock"), of CNB Delaware Company ("CNB Delaware"). CNB Delaware, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. CNB Delaware owns 100% of the issued and outstanding shares of common stock, $10.00 par value ("CNB Stock"), of The Commercial National Bank of Beeville ("CNB"). CNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. South Texas, CNB Delaware and CNB have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement. CNB (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Office of the Comptroller of the Currency ("OCC"), and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. CNB conducts trust activities. True and complete copies of the Articles of Incorporation and Bylaws of South Texas, the Certificate of Incorporation and Bylaws of CNB Delaware and the Articles of Association and Bylaws of CNB, as amended to date (collectively, "South Texas Constituent Documents"), have been delivered or made available to Bancshares and FPB. Except as otherwise disclosed in Schedule 2.1 to this Agreement neither South Texas, CNB Delaware nor CNB, (a) has any subsidiaries or affiliates, (b) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (c) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of South Texas.

      Section 2.2. CAPITALIZATION. The authorized capital stock of South Texas consists of 1,000,000 shares of South Texas Common Stock, 241,423 of which are issued and outstanding and 1,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of CNB Delaware consists of 1,000 shares of CNB Delaware Stock, all of which are issued and outstanding. The authorized capital stock of CNB consists of 1,000,000 shares of CNB Stock, 120,100 of which are issued and outstanding. All of the issued and outstanding shares of South Texas Common Stock, CNB Delaware Stock and CNB Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. Except for currently outstanding options to acquire 13,225 shares of South Texas Common Stock (the "Options") and other than as disclosed in Schedule 2.2, there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating South Texas, CNB Delaware or CNB to issue any authorized and unissued South Texas Common Stock, CNB Delaware Stock or CNB Stock nor does South Texas, CNB Delaware or CNB have any outstanding commitment or obliga tion to repurchase, reacquire or redeem any of their outstanding capital stock. A schedule of the Options, including name of option holder, number of shares of South Texas Common Stock represented by the Option and exercise price, is included in Schedule 2.2. Except as disclosed in Schedule 2.2 to this Agreement, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the South Texas Common Stock, CNB Delaware Stock or the CNB Stock.

      Section 2.3. APPROVALS; AUTHORITY. The Board of Directors of South Texas has approved this Agreement and the transactions contemplated herein subject to the approval thereof by the shareholders of South Texas as required by law, and, other than shareholder approval, no further corporate proceedings of South Texas are needed to execute and deliver this Agreement and consummate the Mergers. This Agreement has been duly executed and delivered by South Texas and, is a duly authorized, valid, legally binding agreement of South Texas enforceable against South Texas in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 2.4. INVESTMENTS. South Texas has furnished to Bancshares a complete list, as of March 31, 1999, of all securities, including municipal bonds, owned by either South Texas, CNB Delaware or CNB (the "Securities Portfolio"). Except as set forth on Schedule 2.4 all such securities are owned by South Texas, CNB Delaware or CNB (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as noted in Schedule 2.4. Schedule 2.4 also discloses any entities in which the ownership interest of South Texas, CNB Delaware or CNB equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities.

      Section 2.5. FINANCIAL STATEMENTS. South Texas has furnished or made available to Bancshares true and complete copies of South Texas's audited balance sheets as of December 31, 1998, 1997 and 1996, and the related statements of income and statements of cash flow for the years then ended, together with the notes thereto. South Texas has also delivered to Bancshares a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by CNB as of and for the three months ended March 31, 1999 and the year ended December 31, 1998. The audited financial information and Call Reports referred to in this Section 2.5 are collectively referred to as the "South Texas Financial Statements." The South Texas Financial Statements fairly present the financial position of South Texas, CNB Delaware and CNB and the results of their operations at the dates and for the periods indicated in conformity with generally accepted accounting practices ("GAAP") applied on a consistent basis, except for the Call Reports which are in compliance with regulatory accounting principles. Except as set forth on Schedule 2.5 to this Agreement, as of the dates of the South Texas Financial Statements referred to above, neither South Texas, CNB Delaware nor CNB had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such South Texas Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Bancshares. Except as set forth in Schedule
2.20 to this Agreement and except for any changes in the bond portfolio which occurred from December 31, 1998 to March 31, 1999, since December 31, 1998, there have been no material changes in the financial condition, assets, liabilities or business of South Texas, CNB Delaware or CNB, other than changes in the ordinary course of business, which individually or in the aggregate have not materially and adversely affected the financial condition, results of operations or business of South Texas, CNB Delaware and CNB considered as a consolidated whole.

      Section 2.6. TITLE. True and complete copies of all deeds and leases and title insurance policies, if any, for all real property owned or leased by South Texas, CNB Delaware or CNB and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Bancshares. Except as set forth in Schedule 2.6, South Texas, CNB Delaware and CNB have good and indefeasible title to all of their assets and properties including, without limitation, land and improvements thereon, and all personal and intangible properties reflected in the South Texas Financial Statements or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) defects, irregularities in title and encumbrances set forth in the public record of the applicable county, (b) as noted in the South Texas Financial Statements or as set forth in Schedule 2.6, (c) statutory liens not yet delinquent, (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and (e) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the South Texas Financial Statements. Except as set forth in Schedule 2.6, neither South Texas, CNB Delaware nor CNB owns securities of or other interest in any other commercial bank.

      Section 2.7. ENVIRONMENTAL LAWS. South Texas, CNB Delaware and CNB are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth on Schedule 2.7 of this Agreement, (a) neither South Texas, CNB Delaware nor CNB has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws, and they are not subject to any claim or lien under any Environmental Laws; (b) during the term of ownership by South Texas, CNB Delaware or CNB no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by South Texas, CNB Delaware or CNB, or owned, operated or leased by South Texas, CNB Delaware or CNB within the ten years preceding the date of this Agreement, has been designated as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (c) to the knowledge of South Texas, CNB Delaware and CNB, no asbestos was used in the construction of any portion of South Texas', CNB Delaware's or CNB's facilities; and (d) to the knowledge of South Texas, CNB Delaware and CNB, no real property currently owned by South Texas, CNB Delaware or CNB is, or has been, an industrial site or landfill. Bancshares and its consultants, agents and representatives shall have the right to inspect South Texas' assets for the purpose of conducting asbestos and other environmental surveys.

      "Environmental Laws," for purposes of this Section 2.7, includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601, ET SEQ.; The Hazardous Materials Transaction Act, as amended, 49 U.S.C. ss.ss. 1801, ET SEQ.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. ss.ss. 6901, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss. 1201, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601, ET SEQ.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, ET SEQ.; and the Safe Drinking Water Act, 42 U.S.C. ss.ss. 3808, ET SEQ.

      "Hazardous Materials," for purposes of this Section 2.7, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

      Section 2.8. LITIGATION AND OTHER PROCEEDINGS. Except as otherwise noted on Schedule 2.8 hereto, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of South Texas, CNB Delaware or CNB, threatened before any court or administrative body in any manner against South Texas, CNB Delaware or CNB, or any of their properties or capital stock, which might have a material adverse effect on South Texas, CNB Delaware or CNB, their financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Neither South Texas, CNB Delaware nor CNB knows of any basis on which any litigation or proceeding could be brought which is reasonably likely to have a materially adverse effect on the financial condition of South Texas, CNB Delaware or CNB or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither South Texas, CNB Delaware nor CNB is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

      Section 2.9. TAXES. Except as otherwise noted in Schedule 2.9 hereto, South Texas, CNB Delaware and CNB have filed with the appropriate federal, state and local governmental agencies all tax returns and reports required to be filed, and have paid all taxes and assessments shown or claimed to be due. Neither South Texas, CNB Delaware nor CNB has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal tax, nor is South Texas, CNB Delaware nor CNB a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against South Texas, CNB Delaware or CNB. Neither South Texas, CNB Delaware nor CNB has waived any statute of limitations with respect to any tax or other assessment or levy, and all such taxes and other assessments and levies which South Texas, CNB Delaware or CNB is required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental agency, domestic and foreign, or segre gated and set aside for such payment and, if so segregated and set aside will be so paid by South Texas, CNB Delaware or CNB, as required by law.

      True and complete copies of the federal income tax returns of South Texas as filed with the Internal Revenue Service for the years ended December 31, 1998, December 31, 1997, and December 31, 1996, have been delivered or made available to Bancshares.

      Section 2.10. CONTRACTS. Except as otherwise noted on Schedule 2.10 hereto, neither South Texas, CNB Delaware nor CNB is a party to or bound by any
(a) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by South Texas, CNB Delaware or CNB on less than sixty (60) days' notice without payment of any amount on account of such termination; (b) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement; (c) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (d) contract or commitment for capital expenditures; (e) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement; (f) contract or option to purchase or sell any real or personal property other than in the ordinary course of business; (g) contract, agreement or letter with respect to the management or operations of South Texas, CNB Delaware or CNB imposed by any bank regulatory authority having supervisory jurisdiction over South Texas, CNB Delaware or CNB; (h) agreement, contract or indenture related to the borrowing by South Texas, CNB Delaware or CNB of money other than those entered into in the ordinary course of business;
(i) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (j) agreement with or extension of credit to any executive officer or director of South Texas, CNB Delaware or CNB or holder of more than ten percent (10%) of the issued and outstanding South Texas Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or (k) material contracts, other than the foregoing, not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by South Texas, CNB Delaware or CNB to Bancshares. South Texas, CNB Delaware and CNB have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party could result in default under, any material indenture, mortgage, contract, lease or other agreement to which South Texas, CNB Delaware or CNB is a party or by which South Texas, CNB Delaware or CNB is bound or under any provision of the South Texas Constituent Documents.

      Section 2.11. INSURANCE. A true and complete list of all insurance policies owned or held by or on behalf of either South Texas, CNB Delaware or CNB (other than credit-life policies), including policy numbers, retention levels, insurance carriers, and effective and termination dates, is set forth in
Schedule 2.11 to this Agreement. In the judgment of the Board of Directors of South Texas, such insurance policies are adequate for the business conducted by South Texas, CNB Delaware and CNB in respect of amounts, types and risks insured.

      Section 2.12. NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated hereby, subject to obtaining all required shareholder consents, will conflict with or result in a breach of any provision of the South Texas Constituent Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which South Texas, CNB Delaware or CNB is a party or by which either is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of South Texas, CNB Delaware or CNB.

      Section 2.13. LAWS. Except as otherwise noted in Schedule 2.13 hereto, South Texas, CNB Delaware and CNB are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having jurisdiction over South Texas, CNB Delaware and CNB, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of South Texas, CNB Delaware or CNB in connection with the execution, delivery and performance by South Texas of this Agreement and the transactions contemplated hereby or the resulting change of control of CNB except for certain instruments necessary to consummate the Mergers contemplated hereby. South Texas, CNB Delaware and CNB have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, OCC or any other regulatory authority having jurisdiction over South Texas, CNB Delaware or CNB, and such reports, registrations and statements are, to the knowledge of South Texas, CNB Delaware and CNB, true and correct in all material respects.

      Section 2.14. CONDUCT. Except as otherwise noted in Schedule 2.14 hereto, since December 31, 1998, South Texas, CNB Delaware and CNB have not (a) issued or sold any of their capital stock or corporate debt obligations; (b) declared or set aside or paid any dividend (except dividends from CNB to CNB Delaware and from CNB Delaware to South Texas) or made any other distribution in respect of or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of South Texas Common Stock; (c) incurred any obligations or liabilities (fixed or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected any of their assets to a lien or encumbrance (other than in the ordinary course of business and other than statutory liens not yet delinquent); (d) discharged or satisfied any lien or encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the South Texas Financial Statements, accruals, accounts and notes payable incurred since December 31, 1998 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement; (e) sold, exchanged or otherwise disposed of any of their capital assets other than in the ordinary course of business; (f) made any general or individual wage or salary increase (including increases in directors' or consultants' fees) other than in accordance with past practices, paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, or instituted any employee welfare, retirement or similar plan or arrangement; (g) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, materially and adversely affecting their business, property or assets; (h) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP;
(i) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates South Texas, CNB Delaware or CNB for an amount in excess of $20,000 over the term of any such contract, agreement or commitment; or (j) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of their assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

      Section 2.15. ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses of South Texas, CNB Delaware and CNB has been calculated in accordance with generally accepted accounting principles as applied to banking institutions and in accordance with all applicable rules and regulations. To the knowledge of South Texas, CNB Delaware and CNB, the allowance for credit losses shown on the South Texas Financial Statements is substantially adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of December 31, 1998. At the Effective Time, no material facts relevant to the adequacy of the allowance for credit losses as of that date shall have been withheld from Bancshares. Except as disclosed in writing to Bancshares by South Texas on or before the date of the Agreement, there are no loans of South Texas, CNB Delaware or CNB that have been classified by bank examiners on South Texas', CNB Delaware's or CNB's most recent examination report as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss."

      Section 2.16. EMPLOYMENT RELATIONS. The relations of South Texas and CNB with their employees are satisfactory, and neither South Texas, CNB Delaware nor CNB has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. South Texas, CNB Delaware and CNB have materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of workman's compensation insurance and social security and similar taxes, and, except as disclosed in Schedule 2.16 hereto, no person has asserted that South Texas, CNB Delaware or CNB is liable for any arrearages of wages, workman's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

      Section 2.17. ERISA. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Plans") in effect at South Texas, CNB Delaware and CNB (all of which are included in Schedule 2.10 hereto) have all been operated in all material respects in compliance with ERISA since ERISA became applicable with respect thereto. None of the Plans nor any of their respective related trusts have been terminated (except the termination of any Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to South Texas, CNB Delaware or CNB), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in
Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Plans are the only employee pension benefit plans covering employees of South Texas, CNB Delaware and CNB. South Texas, CNB Delaware and CNB will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing, for any of their employees other than under the Plans, and as of the date hereof the actuarial present value of Plan assets of each Plan is not less (and as of the Closing of the Mergers such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

      Section 2.18. DEFERRED COMPENSATION ARRANGEMENTS. The schedule attached as
Schedule 2.18 contains a full description of all deferred compensation arrangements of South Texas, CNB Delaware and CNB, if any, including the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized.

      Section 2.19. LIST OF LOANS. A true and complete list, as of March 31, 1999, of all loans (individually, a "Loan" and collectively, the "Loans") of South Texas, CNB Delaware and CNB, showing for each such Loan the outstanding principal balance due, before reduction for any discount has been furnished or made available to Bancshares. Except as set forth in Schedule 2.19, all currently outstanding Loans, including any current extensions of any Loan, were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. To the knowledge of South Texas, CNB Delaware and CNB, the Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), operations or prospects of South Texas, CNB Delaware or CNB. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in South Texas's records, and no claim of defense as to the enforcement of any Loan has been asserted, and neither South Texas, CNB Delaware nor CNB is aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense, except where such claim would not have, either individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or prospects of South Texas, CNB Delaware or CNB.

      Section 2.20. ABSENCE OF CHANGES. Since December 31, 1998, except as disclosed in Schedule 2.20 to this Agreement, there has not been any material adverse change in the financial condition, business or operations of South Texas, CNB Delaware and CNB considered as a consolidated whole; provided, however, that a material adverse change will not include a change with respect to, or effect on, South Texas, CNB Delaware and CNB considered as a consolidated whole resulting from a change in law, rule, regulations or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact South Texas, CNB Delaware and CNB considered as a consolidated whole more adversely than other similarly situated financial institutions. Since December 31, 1998, the business of South Texas, CNB Delaware and CNB has been conducted only in the ordinary course consistent with prior practices.

      Section 2.21. BROKERS AND FINDERS. Except for the engagement of The Bank Advisory Group, Inc., Austin, Texas ("BAGI") and other than as set forth on
Schedule 2.21
of this Agreement, neither South Texas, CNB Delaware, CNB nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger contemplated herein.

      Section 2.22. ABSENCE OF PROPERTY TAXES AND LIENS. All property taxes due under the applicable provisions of the Texas Tax Code have been paid by either South Texas, CNB Delaware, CNB or the shareholders of South Texas, and no liens imposed or authorized by the Texas Tax Code exist on the shares of South Texas Common Stock, CNB Delaware Stock or CNB Stock, except as otherwise disclosed in
Schedule 2.22 to this Agreement.

      Section 2.23. COMMUNITY REINVESTMENT ACT. CNB is in material compliance with the Community Reinvestment Act (12 U.S.C. ss. 2901 eT SEq.) and all regulations promulgated thereunder, and South Texas has supplied Bancshares and FPB with copies of CNB's current CRA Statement, all support papers therefor, all letters and written comments received by South Texas, CNB Delaware or CNB since January 1, 1996 pertaining thereto and any responses by South Texas or CNB to such comments. CNB has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of CNB under the CRA.

      Section 2.24. FAIR HOUSING ACT, HOME MORTGAGE DISCLOSURE ACT AND EQUAL CREDIT OPPORTUNITY ACT. CNB is in material compliance with the Fair Housing Act (42 U.S.C. ss. 3601 ET SEQ.), the Home Mortgage Disclosure Act (12 U.S.C. ss. 2801 ET SEQ. and the Equal Credit Opportunity Act (15 U.S.C. ss. 1691 ET SEQ.) and all regulations promulgated thereunder. Neither South Texas, CNB Delaware nor CNB has received any notices of any violation of said acts or any of the regulations promulgated thereunder, and neither South Texas, CNB Delaware nor CNB has any notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to CNB's compliance with said acts.

      Section 2.25. USURY LAWS AND OTHER CONSUMER COMPLIANCE LAWS. All loans of South Texas, CNB Delaware and CNB have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. ss. 226 eT SEq.) issued by the Board of Governors of the Federal Reserve System, the Federal Consumer Credit Protection Act (15 U.S.C. ss. 1601 ET SEQ.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. art. 5069-2.01, ET SEQ.) and all statutes governing the operation of national banks located in Texas. Each loan on the books of South Texas, CNB Delaware and CNB was made in the ordinary course of business of South Texas or CNB.

      Section 2.26. BANK SECRECY ACT. CNB is in material compliance with the Bank Secrecy Act (12 U.S.C. ss.ss. 1730(d) and 1829(b)) and all regulations promulgated thereunder, and CNB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, CNB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the Internal Revenue Service.

      Section 2.27. ZONING AND RELATED LAWS. All real property owned by either South Texas, CNB Delaware or CNB and the use thereof materially complies with all applicable laws, ordinances, regulations, orders or requirements, including without limitation, building, zoning and other laws.

      Section 2.28. YEAR 2000 COMPLIANCE. Neither South Texas, CNB Delaware nor CNB has received a regulatory rating of less than satisfactory from any Year 2000 compliance examination and knows of no reason why any of them would receive a rating of less than satisfactory on any Year 2000 compliance examination of any regulatory authority. South Texas, CNB Delaware and CNB have no reason to believe the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of South Texas, CNB Delaware and CNB regarding Year 2000 compliance.

      Section 2.29. SECURITIES LAWS. South Texas, CNB Delaware and CNB and their officers, employees and agents are now, and at all times in the past have been, in full compliance with all applicable federal and state securities laws and any regulations promulgated thereunder. South Texas, CNB Delaware and CNB and their officers, employees and agents have complied with, and currently hold, all necessary licenses and permits required under any federal or state securities law or regulation to conduct any securities activities in which South Texas, CNB Delaware, CNB or their officers, employees, or agents are now engaged or have been engaged in the past.

      Section 2.30. REGULATORY APPROVALS. South Texas has no reason to believe that it will not be able to obtain all requisite regulatory approvals on the part of South Texas necessary to consummate the Mergers as set forth in this Agreement.

      Section 2.31. SHAREHOLDERS' LIST. At least ten (10) days prior to Closing, South Texas will provide Bancshares with a list of the holders of shares of South Texas Common Stock containing for South Texas's shareholders the names, addresses and number of shares held of record, which shareholders' list shall be in all respects accurate as of such date and will be updated prior to Closing.

                III. REPRESENTATIONS AND WARRANTIES OF BANCSHARES

      Bancshares represents and warrants to South Texas that the statements contained in this Article III are true and correct in all material respects. Bancshares agrees that, at the Closing, it shall provide South Texas with supplemental schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

      Section 3.1. ORGANIZATION. Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Prosperity Bancshares of Delaware, Inc. ("Delaware-Company") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and a bank holding company duly registered under the BHC Act subject to all laws, rules and regulations applicable to bank holding companies. Bancshares owns 100% of the issued and outstanding common stock of Delaware-Company and, indirectly through Delaware-Company, 100% of the issued and outstanding capital stock of FPB. FPB is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. FPB is an insured bank as defined in the Federal Deposit Insurance Act. Bancshares has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties, to engage in the business and activities now conducted by it and to enter into this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of Bancshares, as amended to date, have been delivered and made available to South Texas.

      Section 3.2. APPROVALS; AUTHORITY. The Board of Directors of Bancshares has approved this Agreement and the transactions contemplated herein and no further corporate proceedings of Bancshares are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Bancshares and is a duly authorized, valid, legally binding agreement of Bancshares enforceable against Bancshares in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

      Section 3.3. NO CONFLICT WITH OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the consummation of the Mergers contemplated thereby will conflict with or result in a breach of any provision of any Articles of Incorporation of Bancshares or its Bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to obtaining all required shareholder and regulatory approvals, will not violate any provision of, or constitute a default under, any law, or any order, writ, injunction or decree of any court or other governmental agency, or any contract, agreement or instrument to which Bancshares is a party or by which it is bound or constitute an event which, with the lapse of time or action by a third party, could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the assets or properties of Bancshares, or upon the stock of Bancshares.

      Section 3.4. LITIGATION AND OTHER PROCEEDINGS. Except as otherwise noted on Schedule 3.4 hereto, there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Bancshares, threatened before any court or administrative body in any manner against Bancshares, or any of its properties or capital stock, which might have a material adverse effect on Bancshares, its financial condition, assets, operations or earnings or the transactions proposed by this Agreement. Bancshares knows of no basis on which any litigation or proceeding could be brought which could have a materially adverse effect on the financial condition of Bancshares or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Bancshares is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or govern mental agency or instrumentality.

      Section 3.5. ABILITY TO PAY MERGER CONSIDERATION. Bancshares has available through loan commitments or internal funds cash in the amount of the Per Share Merger Consideration and the Option Consideration to be paid in cash to shareholders and optionholders of South Texas as set forth in Section 1.9 hereof.

      Section 3.6. REGULATORY APPROVALS. Bancshares has no reason to believe that it will not be able to obtain all requisite regulatory approvals on the part of Bancshares and FPB necessary to consummate the transactions set forth in this Agreement.

      Section 3.7. YEAR 2000 COMPLIANCE. FPB has not received a regulatory rating of less than satisfactory from any Year 2000 compliance examination and knows of no reason why it would receive a rating of less than satisfactory on any Year 2000 compliance examination of any regulatory authority. FPB has no reason to believe the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of FPB regarding Year 2000 compliance.

      Section 3.8. COMMUNITY REINVESTMENT ACT. FPB is in material compliance with the Community Reinvestment Act (12 U.S.C. ss. 2901 ET SEQ.) and all regulations promulgated thereunder. FPB has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of FPB under the CRA.

                          IV. COVENANTS OF SOUTH TEXAS

      South Texas covenants and agrees with Bancshares as follows:

      Section 4.1. SHAREHOLDER APPROVAL AND BEST EFFORTS. South Texas will, as soon as practicable but not later than 45 days following acceptance of Bancshares' regulatory applications for processing, present at a meeting for the approval of its shareholders this Agreement and the transactions contemplated hereby. South Texas will take all reasonable action to arrange for a meeting of its shareholders for the purpose of considering the Agreement and, if the transaction is approved by such shareholders, to aid and assist in the consummation of the Mergers, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Bancshares reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

      Section 4.2. OPERATIONS. From and after the date of this Agreement to the Effective Time, South Texas shall, and shall cause CNB Delaware and CNB to (a) conduct their business in substantially the same manner as it has been conducted since December 31, 1998 and in accordance with prudent business and banking practices, (b) maintain and keep their properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (c) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained for South Texas, CNB Delaware and CNB, (d) make no alteration in the manner of maintaining their books, accounts or records, or in the accounting practices relating to their business, properties or assets except as required by GAAP, (e) perform all of their material obligations under contracts, leases and documents relating to or affecting their assets, properties and business, except such obligations as South Texas, CNB Delaware and CNB may in good faith reasonably dispute, (f) maintain and preserve their corporate existence, business organization, assets, licenses, permits, authorizations and business opportunities intact, use their best efforts to retain their present employees and maintain all relationships with depositors and customers of South Texas, CNB Delaware and CNB, (g) comply with and perform all obligations and duties imposed upon South Texas, CNB Delaware and CNB by all federal, state and local laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities, (h) notify Bancshares promptly upon commencement of any compliance, safety and soundness or other type of examination conducted by the Federal Reserve Board, OCC or any other agency having supervisory authority over South Texas, CNB Delaware or CNB or in the event of any actual or threatened litigation, (i) promptly give written notice to Bancshares upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of South Texas contained in this Agreement to be untrue or misleading in any material respect, and (j) use CNB's best efforts to continue to solicit deposits, maintain deposits and operate CNB's deposit gathering procedures consistent with existing practices.

      Neither South Texas, CNB Delaware nor CNB will, without the prior written consent of Bancshares, (i) permit any amendment or change to be made in the South Texas Constituent Documents except as directed by Bancshares, (ii) take any action described or do any of the things listed in Section 2.14 hereof except with respect to (a) Section 2.14(g), (b) the continued accrual of the 1999 incentive bonuses through July 30, 1999 at the same rate which such bonuses are being accrued as of the date of this Agreement and (c) the payment of the accrued portion of the 1999 incentive bonuses at Closing, (iii) enter into or amend any contract, agreement or other instrument of any of the types listed in
Section 2.10 hereof, (iv) make any capital expenditure which would exceed an aggregate of $20,000, (v) excluding deposits and certificates of deposit, undertake any additional borrowings in excess of ninety (90) days, (vi) sell or purchase any investment securities, (vii) modify any outstanding loan, make any new loan, or acquire any loan participation, unless such modification, new loan or participation is made in the ordinary course of business, consistent with existing practice, (viii) commit to or make any extension of credit to any borrower or his or its related interests in an amount which, when combined with all other loans to such borrower and his or its related interests, would exceed an aggregate of $500,000 if such borrower is an existing borrower of South Texas, CNB Delaware or CNB, or $250,000 if such borrower is a new borrower of South Texas, CNB Delaware or CNB, or (ix) agree to settle all or part of any litigation matters, provided that with respect to sections (v), (vi), (vii),
(viii) and (ix) written consent of Bancshares and FPB shall not be unreasonably withheld and shall be provided within five business days of submission.

      Section 4.3. ACCESS TO PROPERTIES AND RECORDS. To the extent permitted by applicable law, South Texas will afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares full access to the properties, books and records of South Texas, CNB Delaware and CNB in order that Bancshares may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of South Texas, CNB Delaware and CNB, and the officers of South Texas, CNB Delaware and CNB will furnish Bancshares with such additional financial and operating data and other information as to the business and properties of South Texas, CNB Delaware and CNB as Bancshares shall, from time to time, reasonably request. As soon as practicable after they become available, South Texas, CNB Delaware and CNB will deliver or make available to Bancshares all unaudited quarterly financial statements prepared for the internal use of management of South Texas, CNB Delaware and CNB and all Call Reports filed by CNB with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Bancshares will return to South

Texas all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

      Section 4.4. INFORMATION FOR REGULATORY APPLICATIONS. To the extent permitted by law, South Texas will furnish Bancshares with all information concerning South Texas, CNB Delaware and CNB required for inclusion in any application, filing, statement or document to be made or filed by Bancshares, South Texas, CNB Delaware or CNB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. South Texas represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. South Texas will indemnify and hold harmless Bancshares from and against any and all losses, claims, damages, expenses or liabilities to which Bancshares may become subject under applicable laws, rules and regulations and will reimburse Bancshares for any legal or other expenses reasonably incurred by Bancshares in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by South Texas expressly for use therein. South Texas agrees at any time, upon the request of Bancshares, to furnish to Bancshares a written letter or statement confirming the accuracy of the information with respect to South Texas, CNB Delaware and CNB contained in any report or other application or statement referred to in Sections 4.1 or 4.4 of this Agreement, and confirming that the information with respect to South Texas, CNB Delaware and CNB contained in such document or draft was furnished by South Texas expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by South Texas expressly for use therein.

      Section 4.5. ATTENDANCE AT CERTAIN SOUTH TEXAS MEETINGS. In order to facilitate the continuing interaction of Bancshares with South Texas, and in order to keep Bancshares fully advised of all ongoing activities of South Texas, South Texas agrees to allow Bancshares to designate two representatives (who shall be officers of Bancshares), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of South Texas, CNB Delaware and CNB (including, but not limited to, meetings of the officers' loan committee of CNB). South Texas shall promptly give Bancshares prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (a) matters involving this Agreement, (b) information or material which South Texas, CNB Delaware or CNB is required or obligated to maintain as confidential under applicable laws or regulations, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to South Texas, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Bancshares at board meetings under this
Section 4.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of South Texas made in this Agreement. Bancshares agrees that, until the Closing, it and its representatives will hold in strict confidence all information so obtained from South Texas, CNB Delaware and CNB and, if the transactions provided for herein are not consummated, Bancshares will, within five (5) days after a request of South Texas, return or cause to be returned to South Texas all written information and documents obtained from South Texas, CNB Delaware and CNB concerning South Texas, CNB Delaware and CNB then in its possession. Furthermore, if the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required, then Bancshares' designees will no longer be entitled to notice of and permission to attend such meetings.

      Section 4.6. STANDSTILL PROVISION. So long as this Agreement is in effect, neither South Texas, CNB Delaware, CNB nor any of their directors or officers shall solicit or encourage any inquiries, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition, or sale of all or substantially all of the assets or any shares of capital stock of South Texas. South Texas agrees to notify Bancshares immediately of any such unsolicited acquisition proposals and provide reasonable detail as to the identity of the proposed acquiror and the nature of the proposed transaction.

      Section 4.7. PROXIES. South Texas acknowledges that the persons listed in
Schedule 4.7 have agreed to vote their shares of South Texas Common Stock in favor of this Agreement and the transactions contemplated hereby and that such persons have granted to Bancshares or its designee an irrevocable proxy to vote such shares at the meeting of South Texas shareholders called to approve the Mergers pursuant to a Voting Agreement and Irrevocable Proxy substantially in the form of Exhibit "D" to this Agreement which has been executed as of the date of this Agreement.

      Section 4.8. DIVIDENDS. South Texas acknowledges that it has not declared or paid a dividend on the South Texas Common Stock since December 31, 1998 and agrees not to declare or pay a dividend on the South Texas Common Stock from the date of this Agreement through the Closing Date.

      Section 4.9. ENVIRONMENTAL INVESTIGATION; RIGHTS TO TERMINATE AGREEMENT.

      (a) Bancshares and its consultants, agents and representatives shall have the right to the same extent that South Texas, CNB Delaware or CNB has such right, but not the obligation or responsibility, to inspect any property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Bancshares, Bancshares shall
(i) notify South Texas of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and
(ii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement Bancshares shall give reasonable notice to South Texas of such secondary investigations, and South Texas may place reasonable time and place restrictions on such secondary investigations.

      (b) South Texas agrees to indemnify and hold harmless Bancshares for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Bancshares or its agents, which damage or injury is attributable to the negligent actions or negligent omissions of South Texas of their respective agents. Bancshares agrees to indemnify and hold harmless South Texas for any claims for damage to property, or injury or death to persons, attributable to the negligent actions or omissions of Bancshares or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of South Texas, CNB Delaware or CNB. Bancshares shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by South Texas and not by Bancshares. Bancshares shall make no such report prior to Closing unless required to do so by law, and in such case will give South Texas reasonable notice of Bancshares' intentions.

      (c) Bancshares shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 2.27 is not true and accurate; (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Bancshares because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws; (iii) South Texas, CNB Delaware or CNB has refused to allow Bancshares to conduct an Environmental Inspection or secondary investigation in a manner that Bancshares reasonably considers necessary; (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that would be potentially would require remedial or cleanup action involving an expenditure in excess of $200,000 or result in a Material Adverse Change; (v) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any property, the removal of which would result in a Material Adverse Change.

      (d) South Texas agrees to make available to Bancshares and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys. South Texas also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Bancshares and shall be entitled to certify the same in favor of Bancshares and its consultants, agents and representatives and make all other data available to Bancshares and its consultants, agents and representatives.

      Section 4.10. TERMINATION OF DATA PROCESSING CONTRACTS. South Texas will timely take any and all actions necessary, including but not limited to notifying appropriate parties to ensure that its current data processing contracts will not renew.

      Section 4.11. TERMINATION OF QUALIFIED PLAN. South Texas will furnish Bancshares with certified copies of resolutions duly adopted by the Board of Directors of South Texas terminating the South Texas Bancshares, Inc. Savings and Investment Plan effective as of the first business day immediately preceding the Closing, in a form reasonably acceptable to Bancshares, and prior to Closing, South Texas shall prepare the documentation required to be filed with the Internal Revenue Service to secure a determination letter that states that termination of such plan does not affect the qualified status of such plan.

      Section 4.12. NOTIFICATION OF BOND SALES. By the first business day of each month from the date of this Agreement to Closing, South Texas will provide in writing to Bancshares the following information on each bond which was held in the South Texas bond portfolio as of April 30, 1999 and sold after April 30, 1999: (i) CUSIP number, (ii) description; (iii) sales price; (iv) market value;
(v) coupon; (vi) yield; (vii) book value; (viii) gain or loss on the sale; and
(ix) a copy of the general ledger entries made pursuant to such sale.

                           V. COVENANTS OF BANCSHARES

      Bancshares covenants and agrees with South Texas as follows:

      Section 5.1. BEST EFFORTS. Bancshares will take all reasonable action to aid and assist in the consummation of the Mergers and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transac tions contemplated by this Agreement.

      Section 5.2. INFORMATION FOR APPLICATIONS AND PROXY SOLICITATION. To the extent permitted by law, Bancshares will furnish South Texas with all information concerning Bancshares required for inclusion in (a) any application, statement or document to be made or filed by South Texas with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of South Texas in connection with their consideration of the Mergers. Bancshares represents and warrants that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Bancshares will indemnify and hold harmless South Texas from and against any and all losses, claims, damages, expenses or liabilities to which South Texas may become subject under applicable laws, rules and regulations and will reimburse South Texas for any legal or other expenses reasonably incurred by South Texas in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any such application or proxy materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as such statement or omission was made in reliance upon and in conformity with information expressly furnished by Bancshares expressly for use therein. Bancshares agrees, upon the request of South Texas, to furnish to South Texas a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Bancshares contained in any report or other application or statement referred to in Sections 5.1 or 5.2 of this Agreement, and confirming that the information with respect to Bancshares contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Bancshares expressly for use therein.

      Section 5.3. EMPLOYEE BENEFIT PLANS. Bancshares agrees that the employees of South Texas, CNB Delaware or CNB who are bona fide participants in any of South Texas, CNB Delaware or CNB's health and welfare plans will be entitled to participate in all employee health and welfare plans maintained for employees of Bancshares in accordance with the terms of such plans. The employees of South Texas, CNB Delaware and CNB listed on Schedule 5.3 who are terminated within six
(6) months after Closing will receive the severance benefits set forth thereon. All employees of South Texas, CNB Delaware or CNB retained by Bancshares will receive credit for their prior service with South Texas, CNB Delaware or CNB with respect to such plans and severance. Bancshares agrees that South Texas, CNB Delaware or CNB may agree to pay a bonus to employees/officers of South Texas, CNB Delaware or CNB at Closing if such employee/officer stays until the Closing ("Retention Bonus"); provided, however, that the aggregate amount of such Retention Bonuses may not exceed $25,000, and provided that Bancshares shall approve all Retention Bonus agreements when the aggregate value of all Retention Bonus agreements exceeds $10,000. Bancshares shall not unreasonably withhold approval of the Retention Bonus agreements. South Texas, CNB Delaware or CNB shall promptly notify Bancshares by telephone of all offers of a Retention Bonus. If South Texas, CNB Delaware or CNB becomes aware that an officer at the Vice President level or above is considering terminating employment with South Texas, CNB Delaware or CNB, South Texas, CNB Delaware or CNB shall promptly notify Bancshares.

      Section 5.4. CONFIDENTIALITY. Bancshares shall not, before or after the consummation or termination of this Agreement, directly or indirectly disclose any confidential information ("Subject Information") acquired from South Texas to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section
7.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by Bancshares,
(ii) was available on a nonconfidential basis from a source other than South Texas or (iii) was independently acquired or developed without violating any obligations of this Agreement.

      Section 5.5. APPLICATIONS. Bancshares will file all necessary regulatory notices and applications not later than the 30th day after the execution of this Agreement and will provide South Texas with a copy of the non-confidential portions of notices, applications, statements or correspondence submitted to or received from regulatory authorities in connection with the Mergers.

      Section 5.6. ADDITIONAL CAPITAL. If the Federal Reserve Board refuses to approve the Mergers on the basis that Bancshares will not have a 5% leverage ratio, 6% Tier 1 capital to risk-weighted assets ratio and a 10% total capital to risk-weighted assets ratio ("Capital Conditions"), then Bancshares shall raise additional capital such that it would satisfy the Capital Conditions on a pro forma basis. If Bancshares does not raise sufficient capital to satisfy the Capital Conditions and cannot otherwise obtain approval from the Federal Reserve Board, then Bancshares will pay South Texas cash in an amount equal to $250,000.00 ("Fee"). The payment of the Fee shall be in lieu of South Texas seeking any other relief or damages to which it is otherwise entitled pursuant to this Agreement.

      Section 5.7. INDEMNIFICATION; INSURANCE.

            (a) For a period of six (6) years from and after the Effective Time, Bancshares (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of South Texas, CNB Delaware and CNB determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation, Certificate of Incorporation, Articles of Association and Bylaws of South Texas, CNB Delaware and CNB. The indemnification provisions currently contained in the Articles of Incorporation, Certificate of Incorporation, Articles of Association and Bylaws of South Texas, CNB Delaware and CNB shall not be amended after the date of this Agreement.

            (b) Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

            (c) Bancshares shall maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than three (3) years after the Effective Time; which policy shall be amended, however, to include the directors and officers of South Texas, CNB Delaware and CNB currently covered under the policy held by South Texas, CNB Delaware and CNB, and which shall be a "claims made" policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

            (d) In the event that Bancshares or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                                   VI. CLOSING

      Section 6.1. CLOSING. Subject to the other provisions of this Article VI, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

            (a) the receipt of shareholder approval and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Mergers; or

            (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Bancshares or South Texas, pursuant to
Section 10.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and South Texas, to the consummation of the transactions contemplated herein, or such prior date as each of Bancshares and South Texas shall elect whether or not such proceeding has been brought to a conclusion.

      A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

      The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

      Section 6.2. EFFECTIVE TIME. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of South Texas and the regulatory approvals of the Federal Reserve Board, FDIC and any other federal or state regu latory agency whose approval must be received in order to consummate the Mergers, the Initial Merger shall become effective, and the effective time of the Initial Merger shall occur, at the date and time specified in the certificate approving the Initial Merger to be issued by the Secretary of State of Texas, and the Final Merger shall become effective, and the effective time of the Final Merger shall occur, at the date and time specified in the certificate approving the Final Merger to be issued by the Secretary of State of Texas ("Effective Time"). It is anticipated by Bancshares and South Texas that the effective time of the Initial Merger will occur immediately prior to the Effective Time and that the Closing and the Effective Time will occur on the same day.

                                VII. TERMINATION

      Section 7.1. TERMINATION.

            (a) This Agreement may be terminated by action of the Board of Directors of Bancshares or South Texas at any time prior to the Effective Time if:

                  (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action shall have been final and non-appealable;

                  (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is re quired to consummate any of such transactions; or

                  (iii) the Mergers shall not have become effective on or before
            December 15, 1999, the one hundred and eightieth (180) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Bancshares and South Texas; provided, however, that the right to terminate under this Section 7.1(a)(iv) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Mergers to become effective on or before such date.

            (b) This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of South Texas if (i) Bancshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) there shall have been any change after December 31, 1998 in the assets, properties, business or financial condition of Bancshares which individually or in the aggregate have materially and adversely affected the ability of Bancshares to pay the Per Share Merger Consideration and the Option Consideration set forth in Section 1.9 hereof. In the event the Board of Directors of South Texas desires to terminate this Agreement as provided above, such Board of Directors must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of South Texas (which approval shall not be unreasonably delayed or withheld).

            (c) This Agreement may be terminated any time prior to the Effective Time by action of the Board of Directors of Bancshares if (i) South Texas shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of South Texas contained herein shall be inaccurate in any material respect, (ii) there shall have been any change after December 31, 1998, in the assets, properties, business or financial condition of South Texas, CNB Delaware or CNB which individually or in the aggregate have materially and adversely affected the financial condition, results of operation or business of South Texas, CNB Delaware and CNB considered as a consolidated whole; provided, however, that a material adverse change will not include a change with respect to, or effect on, South Texas, CNB Delaware or CNB considered as a consolidated whole resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact South Texas, CNB Delaware or CNB considered as a consolidated whole more adversely than other similarly situated financial institutions, or (iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Mergers to Bancshares. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach, inaccuracy or change as provided in (i) or (ii) above, the Board of Directors must notify South Texas in writing of its intent to terminate stating the cause therefor. South Texas shall have fifteen days from the receipt of such notice to cure the alleged breach, inaccuracy or change, subject to the approval of Bancshares (which approval shall not be unreasonably delayed or withheld).

            (d) This Agreement shall automatically terminate if the Closing shall not have occurred on or before December 31, 1999.

            (e) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Bancshares and South Texas and the approval of such action by their respective Boards of Directors.

      Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Mergers without breach by any party hereto, this Agreement (other than Sections 5.3, 5.4, 5.5, 11.3 and 11.5) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing contained in this Section 7.2 shall relieve any party hereto of any liability for a breach of this Agreement.

                  VIII. CONDITIONS TO OBLIGATIONS OF BANCSHARES

      The obligations of Bancshares under this Agreement are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Bancshares in its sole discretion:

      Section 8.1. COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by South Texas in this Agreement must have been true in all material respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and South Texas shall have performed or complied with all covenants and conditions required by this Agreement to be performed and complied with prior to or at the Closing. Bancshares shall have been furnished with a certificate, executed by an appropriate representative of South Texas and dated as of the Closing Date, to the foregoing effect.

      Section 8.2. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of South Texas, CNB Delaware and CNB considered as a consolidated whole, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of South Texas, CNB Delaware and CNB considered as a consolidated whole; provided, however, that a material adverse change will not include a change with respect to, or effect on, South Texas, CNB Delaware or CNB considered as a consolidated whole resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact South Texas, CNB Delaware or CNB considered as a consolidated whole more adversely than other similarly situated financial institutions. Bancshares shall have received a certificate to the foregoing effect executed by an appropriate representative of South Texas and dated as of the Closing Date.

      Section 8.3. LEGAL OPINION. Bancshares shall have received an opinion of counsel to South Texas, dated as of the Closing Date, in form and substance satisfactory to counsel for Bancshares, to the effect set forth in Schedule 8.3 hereof.

      Section 8.4. RELEASES. John C. Duggan, William B. Whitworth and Catherine
L. Grossman and each of the directors of South Texas, CNB Delaware and CNB shall deliver to Bancshares an instrument in the form of Exhibit "E" attached hereto dated as of the Effective Time releasing South Texas, CNB Delaware and CNB from any and all claims of such directors and officers (except as described in such instrument). Furthermore, South Texas, CNB Delaware and CNB shall have used their best efforts to cause the other executive officers of South Texas, CNB Delaware and CNB to deliver to Bancshares an instrument in the form of Exhibit "E" attached hereto and dated as of the Effective Time. The directors of South Texas shall have delivered to Bancshares their respective resignations.

      Section 8.5. DISSENTERS' RIGHTS. The holders of no more than 15% of the issued and outstanding South Texas Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as dissenting shareholders.

      Section 8.6. EMPLOYMENT AGREEMENTS. John C. Duggan and William B. Whitworth shall have entered into an employment agreement substantially in the form of Exhibit "F" with FPB.

      Section 8.7. NONRENEWAL OF PARTICIPATION IN LOAN. South Texas agrees not to renew its participation in a loan in the amount of $1,000,000 from American Bank, N.A., Corpus Christi, Texas to Maxima Resources, Inc. upon the loan's maturity in August 1999.

                  IX. CONDITIONS TO OBLIGATIONS OF SOUTH TEXAS

      The obligations of South Texas under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by South Texas in its sole discretion:

      Section 9.1. COMPLIANCE WITH REPRESENTATIONS AND COVENANTS. The representations and warranties made by Bancshares in this Agreement must have been true in all materials respects when made and shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the

Closing Date, and Bancshares shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Bancshares prior to or at the Closing. South Texas shall be furnished with a certificate, executed by appropriate representatives of Bancshares and dated as of the Closing Date, to the foregoing effect.

      Section 9.2. MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Bancshares, nor shall any event have occurred which, with the lapse of time, will cause or create any material adverse change in the financial condition, business or operations of Bancshares, which would materially and adversely affect the ability of Bancshares to pay the Per Share Merger Consideration set forth in Section 1.9 hereof; provided, however, that a material adverse change will not include a change with respect to, or effect on, Bancshares resulting from a change in law, rule, regulation or GAAP or from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Bancshares more adversely than other similarly situated financial institution.

      Section 9.3. LEGAL OPINION. South Texas shall have received an opinion of counsel to Bancshares, dated as of the Closing Date and in form and substance satisfactory to counsel for South Texas, to the effect set forth in Schedule 9.3 hereof.

      Section 9.4. RELEASES. South Texas shall have delivered to the directors and executive officers of South Texas, CNB Delaware and CNB who delivered releases to South Texas pursuant to Section 8.4. an instrument in the form of Exhibit "G" attached hereto dated the Effective Time releasing the directors and officers from any and all claims of South Texas, CNB Delaware and CNB (except as described in such instrument); provided, however, that such releases shall not release an action against such directors by Bancshares in connection with the transactions contemplated by this Agreement.

                   X. CONDITIONS TO RESPECTIVE OBLIGATIONS OF
                           BANCSHARES AND SOUTH TEXAS

      The respective obligations of Bancshares and South Texas under this Agreement are subject to the satisfaction of the following conditions which may be waived by Bancshares and South Texas, respectively, in their sole discretion:

      Section 10.1. GOVERNMENT APPROVALS. Bancshares and South Texas shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve Board, FDIC, Banking Department and any other regulatory agency whose approval must be received in order to consummate the Mergers, which approvals shall not impose any restrictions on the operations of the Continuing Company which materially and adversely impact the financial consequences of the Mergers to Bancshares, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Bancshares or South Texas may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers over such objection.

      Section 10.2. SHAREHOLDER APPROVAL. The shareholders of South Texas shall have approved this Agreement and the transactions contemplated by this Agreement and the holders of no more than 15% of the South Texas Common Stock shall have exercised their dissenters' rights in accordance with applicable laws, rules and regulations as provided in Section 1.11 of this Agreement.

                                XI. MISCELLANEOUS

      Section 11.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bancshares and South Texas contained in this Agreement shall terminate at the Closing Time.

      Section 11.2. AMENDMENTS. This Agreement may be amended only by a writing signed by Bancshares and South Texas at any time prior to the Closing Time with respect to any of the terms contained herein; provided, however, that the Per Share Merger Consideration to be received by the shareholders of South Texas pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

      Section 11.3. EXPENSES. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction. Except for the engagement of BAGI by South Texas, Bancshares and South Texas represent and warrant to each other that neither of them, nor any of their agents, employees or representatives, has incurred any liability for any commissions or brokerage fees in connection with this transaction. South Texas shall be responsible for all fees to BAGI in connection with the Mergers, and South Texas will indemnify and hold harmless Bancshares for any fees and expenses to BAGI that are incurred in connection with the Mergers.

      Section 11.4. NOTICES. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

      If to Bancshares:

      Prosperity Bancshares, Inc.
      1301 N. Mechanic
      El Campo, Texas  77437
      Fax No.:  (409) 543-1906

      Attention:        Mr. David Zalman

      With a copy to:

      Bracewell & Patterson, L.L.P.
      711 Louisiana, Suite 2900
      Houston, Texas  77002-2781
      Fax No:  (713) 221-1212

      Attention:        Mr. William T. Luedke IV

      If to South Texas:

      South Texas Bancshares, Inc.
      100 South Washington Street
      Beeville, Texas  78102
      Fax No.: (512) 358-6856

      Attention:        Mr. John C. Duggan

      With a copy to:

      Jenkens & Gilchrist, A Professional Corporation
      1445 Ross Avenue, Suite 3200
      Dallas, Texas 75202
      Fax No.: (214) 855-4300

      Attention:        Mr. Charles E. Greef

All notices sent by mail as provided above shall be deemed delivered five (5) days after deposit in the mail. All notices sent by facsimile or courier as provided above shall be deemed delivered one day after being sent. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

      Section 11.5. DEFINITION OF KNOWLEDGE.

            (a) While a representation and warranty contained in Article II of this Agreement states that it is made to the knowledge of South Texas, CNB Delaware and CNB, it shall be deemed to be made to the actual knowledge of (i) any executive officer, (ii) any officer at a level of Vice President or above or
(iii) any director of South Texas, CNB Delaware or CNB.

            (b) Where a representation and warranty contained in Article III of this Agreement states that it is made to the knowledge of Bancshares or FPB, it shall be deemed to be made to the actual knowledge of (i) any executive officer,
(ii) any officer at a level of Vice President or above or (iii) any director of Bancshares or FPB.

      Section 11.6. CONTROLLING LAW. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas and, to the extent applicable, by the laws of the United States of America.

      Section 11.7. HEADINGS. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

      Section 11.8. MODIFICATIONS OR WAIVER. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

      Section 11.9. SEVERABILITY. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

      Section 11.10. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

      Section 11.11. CONSOLIDATION OF AGREEMENTS. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Mergers.

      Section 11.12. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

      Section 11.13. BINDING ON SUCCESSORS. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

      Section 11.14. GENDER. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

      Section 11.15. DISCLOSURES. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

      Section 11.16. PUBLICITY. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the transactions contemplated by this Agreement, the timing and content of any announcements, press releases or other public statements (whether written or oral) concerning this Agreement or the Mergers will occur upon, and be determined by, the mutual consent of Bancshares and South Texas; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process.

      Section 11.17. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Bancshares and South Texas with respect to the Mergers.

      Section 11.18. DELIVERY OF SCHEDULES. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the schedules to this Agreement:

            (a) Full and complete originals of all of the schedules to this Agreement described in Article III of this Agreement shall be delivered to Bancshares pursuant to Section 11.4, within five (5) business days after the date of this Agreement.

            (b) Bancshares will have five (5) business days after receipt of the schedules to this Agreement to review such schedules to determine whether they are in form and substance satisfactory to Bancshares in its sole discretion. If such schedules are satisfactory, then this Agreement shall remain in full force and effect and the parties shall proceed in accordance with their respective rights and obligations hereunder. If such schedules are not satisfactory to Bancshares, in its sole discretion, Bancshares shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing South Texas notice of such termination in accordance with the terms of
Section 11.4 of the Agreement no later than 6:00 p.m., El Campo, Texas time on the fifth business day after receipt of the schedules to this Agreement.


                        [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                     PROSPERITY BANCSHARES, INC.



                                      By: __________________________________

ATTEST:


By: _________________________________


                                      SOUTH TEXAS BANCSHARES, INC.



                                      By: __________________________________

ATTEST:


By: _________________________________

                                                                       EXHIBIT A


                                PLAN OF MERGER
                  BETWEEN PROSPERITY ACQUISITION CORPORATION
                       AND SOUTH TEXAS BANCSHARES, INC.


      This PLAN OF MERGER (the "Plan") is dated as of the ____ day of ________, 1999, by and between South Texas Bancshares, Inc., a Texas corporation located in Beeville, Texas ("South Texas") and Prosperity Acquisition Corporation ("New Corp"), a Texas corporation formed as a wholly-owned subsidiary of Prosperity Bancshares, Inc. ("Prosperity") solely to facilitate the transactions contemplated by the Agreement and Plan of Reorganization, defined below. South Texas and New Corp are hereinafter sometimes collectively referred to as the "Merging Institutions."

      This Plan of Merger is being entered into pursuant to the Agreement and Plan of Reorganization dated as of June __, 1999 (the "Agreement") by and between Prosperity and South Texas.

      In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

      Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      Section 1.1. "Effective Date" shall mean the date at which the merger contemplated by this Plan of Merger becomes effective as determined by the certificate approving the merger to be issued by the Secretary of State of Texas ("SOS").

      Section 1.2. "New Corp Common Stock" shall mean the common stock, par value $1.00 per share, of New Corp owned by Prosperity.

      Section 1.3. "South Texas Common Stock" shall mean the common stock, par value $.50 per share, of South Texas.

      Section 1.4. "Initial Merger" shall refer to the merger of New Corp with and into South Texas as provided in Section 2.1 of this Plan.

      Section 1.5."First Surviving Corp" shall refer to South Texas as the institution surviving the Initial Merger.

                                   ARTICLE 2.

                              TERMS OF THE MERGER

      Section 2.1. INITIAL MERGER. Subject to the terms and conditions set forth in the Agreement, on the Effective Date, New Corp shall be merged with and into South Texas, with South Texas as the First Surviving Corp, under the charter and Articles of Incorporation of South Texas, as determined by the SOS, and each of the outstanding shares of common stock of New Corp shall and without any action on the part of Prosperity be canceled and be converted into shares of common stock of the First Surviving Corp. The shares of common stock of the First Surviving Corp into which such New Corp Common Stock is converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Corp, all of which shall be owned by Prosperity.

      Section 2.2. ARTICLES OF INCORPORATION, BYLAWS AND FACILITIES OF FIRST SURVIVING CORP. On the Effective Date and until thereafter amended in accordance with law, the Articles of Incorporation of the First Surviving Corp shall be the Articles of Incorporation of South Texas as in effect on the Effective Date. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of the First Surviving Corp, the Bylaws of the First Surviving Corp shall be the Bylaws of South Texas as in effect on the Effective Date. The main office of the First Surviving Corp shall be the main office of South Texas as of the Effective Date, and all corporate acts, plans, policies, contracts, approvals and authorizations of South Texas and New Corp and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorization of the First Surviving Corp and shall be as effective and binding thereon as the same were with respect to South Texas and New Corp respectively, as of the Effective Date.

      Section 2.3. EFFECT OF INITIAL MERGER. On the Effective Date, the corporate existence of South Texas and New Corp shall be merged into and continued in the First Surviving Corp, and the First Surviving Corp shall be deemed to be a continuation in entity and identity of South Texas and New Corp. All rights, franchises and interests of South Texas and New Corp, respectively, in and to any type of property and choses in action shall be transferred to and vested in the First Surviving Corp by virtue of the Initial Merger without any deed or other transfer. First Surviving Corp, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by South Texas and New Corp, respectively, as of the Effective Date.

      Section 2.4. LIABILITIES OF THE FIRST SURVIVING CORP. On the Effective Date, the First Surviving Corp shall be liable for all liabilities of South Texas and New Corp. All debts, liabilities and obligations of South Texas and of New Corp, respectively, accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of South Texas or New Corp, as the case may be, shall be those of the First Surviving Corp and shall not be released or impaired by the Initial Merger. All rights of creditors and other obligees and all liens on property of either South Texas or New Corp shall be preserved unimpaired.

                                  ARTICLE 3.

                       CONVERSION OF SHARES AND OPTIONS

      Section 3.1. CONVERSION OF SOUTH TEXAS COMMON STOCK. Shares of South Texas Common Stock issued and outstanding immediately prior to the Effective Date, other than Dissenting Shares (as defined in Section 3.2 of the Plan), and the Options (as defined in Section 2.2 of the Agreement) shall, by virtue of the Initial Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive aggregate consideration in the form of cash equal to $23,350,000 (the "Merger Consideration") payable, in the aggregate, to the holders of record of shares of South Texas Common Stock and the holders of the Options, without interest thereon, upon the proper surrender of either the certificate representing such shares or an agreement terminating the Options. The portion of the Merger Consideration to be paid for each share of South Texas Common Stock shall be the quotient of (i) the Merger Consideration plus the aggregate exercise price of the Options divided by (ii) the sum of (a) the number of issued and outstanding shares of South Texas Common Stock immediately prior to the Effective Date PLUS (b) the number of shares of South Texas Common Stock that may be acquired pursuant to the Options immediately prior to the Effective Date ("Per Share Merger Consideration"). The portion of the Merger Consideration to be paid for each Option representing a right to acquire a share of South Texas Common Stock shall be the Per Share Merger Consideration less the exercise price to acquire a share of South Texas Common Stock pursuant to the Option. The allocation of the Merger Consideration as discussed in the two prior sentences shall not under any circumstances increase the Merger Consideration

      Section 3.2. DISSENTING SHARES. Each share of South Texas Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Initial Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the Texas Business Corporation Act ("TBCA"), is referred to herein as a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.2 of the Plan unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon.

      Section 3.3. EXCHANGE OF SHARES AND OPTIONS. The exchange of South Texas Common Stock for the Merger Consideration shall take place as set forth in
Section 1.12 of the Agreement. Each shareholder of South Texas shall be entitled to receive payment for his shares only upon surrender of the certificates representing his shares of South Texas Common Stock or after providing an appropriate Affidavit of Lost Certificate and Indemnity Agreement and/or a bond as may be required in each case by Prosperity. Each holder of Options shall be entitled to receive payment for his Options only upon surrender of an option agreement representing his right to acquire shares of South Texas Common Stock. Until so surrendered, each South Texas Common Stock certificate and each option agreement will be deemed for all corporate purposes to represent and evidence solely the right to receive the amount of the Merger Consideration to be paid therefor pursuant to the Agreement without interest thereon.

      Section 3.4. NEW CORP COMMON STOCK. On the Effective Date, the shares of New Corp Common Stock issued and outstanding immediately prior to the Effective Date shall be converted automatically and without any action on the part of the holder thereof into shares of common stock of the First Surviving Corp. The shares of common stock of the First Surviving Corp into which such New Corp Common Stock are converted shall represent ownership of 100% of the issued and outstanding capital stock of the First Surviving Corp, all of which shall be owned by Prosperity.

                                  ARTICLE 4.

                                 MISCELLANEOUS

      Section 4.1. CONDITIONS PRECEDENT. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles VIII, IX and X of the Agreement.

      Section 4.2. TERMINATION. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

      Section 4.3. AMENDMENTS. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

      Section 4.4. SUCCESSORS. This Plan shall be binding on the successors of New Corp and South Texas.

      IN WITNESS WHEREOF, New Corp and South Texas have caused this Plan to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


                                    PROSPERITY ACQUISITION CORPORATION


                                    By: __________________________________


                                    SOUTH TEXAS BANCSHARES, INC.


                                    By: __________________________________

                                                                       EXHIBIT B


                                PLAN OF MERGER
                                    BETWEEN
                         SOUTH TEXAS BANCSHARES, INC.
                                      AND
                          PROSPERITY BANCSHARES, INC.


      THIS PLAN OF MERGER (the "Plan") is dated as of the ____ day of _________, 1999, by and between South Texas Bancshares, Inc., a Texas corporation ("South Texas") and Prosperity Bancshares, Inc. ("Prosperity").

                             W I T N E S S E T H:

      WHEREAS, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of June ___, 1999, by and between Prosperity and South Texas and the Plan of Merger, dated as of __________, 1999, by and between South Texas and Prosperity Acquisition Corporation ("New Corp"), New Corp will merge with and into South Texas (the "Initial Merger"), with the result that South Texas will become a wholly-owned subsidiary of Prosperity;

      WHEREAS, the Agreement provides that simultaneously with or as soon as practicable after the Initial Merger, South Texas will be merged with and into Prosperity;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, South Texas and Prosperity hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, South Texas shall be merged with and into Prosperity on the Effective Date (as hereinafter defined) (the "Final Merger"). The parties hereto do hereby agree and covenant as follows:

      1. CONDITIONS OF APPROVAL. The Final Merger shall not become effective unless and until all terms and conditions to such effectiveness contained in the Agreement, which conditions are incorporated herein by reference, shall have been satisfied or waived.

      2. IDENTITY OF RESULTING CORPORATION. The resulting corporation as a result of the Final Merger (the "Continuing Corp") shall be Prosperity.

      3. ARTICLES OF INCORPORATION, BYLAWS AND FACILITIES OF CONTINUING CORP. On the Effective Date (as defined herein) and until thereafter amended in accordance with law, the Articles of Incorporation of Continuing Corp shall be the Articles of Incorporation of Prosperity as in effect on the Effective Date. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corp, the Bylaws of Continuing Corp shall be the Bylaws of Prosperity as in effect on the Effective Date. Unless and until changed by the Board of Directors of Continuing Corp, the main office of Continuing Corp shall be the main office of Prosperity as of the Effective Date. The established offices and facilities of South Texas immediately prior to the Final Merger shall become established offices and facilities of the Continuing Corp. Until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corp, all corporate acts, plans, policies, contracts, approvals and authorizations of South Texas and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corp and shall be as effective and binding thereon as the same were with respect to South Texas and Prosperity, respectively, as of the Effective Date.

      4. EFFECT OF FINAL MERGER. On the Effective Date, the corporate existence of the South Texas and Prosperity shall, as provided by law, be merged into and continued in Continuing Corp, and Continuing Corp shall be deemed to be a continuation in entity and identity of South Texas and Prosperity. All rights, franchises and interests of South Texas and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corp by virtue of such Final Merger without any deed or other transfer. Continuing Corp, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by South Texas and Prosperity, respectively, as of the Effective Date.

      5. LIABILITIES OF CONTINUING CORP. On the Effective Date, Continuing Corp shall be liable for all liabilities of South Texas and Prosperity. All debts, liabilities, obligations and contracts of South Texas and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of the South Texas or Prosperity shall be those of Continuing Corp and shall not be released or impaired by the Final Merger. All rights of creditors and other obligees and all liens on property of either South Texas or Prosperity shall be preserved unimpaired subsequent to the Final Merger.

      6. EFFECTIVE DATE. The Final Merger shall become effective at the date and time at which the Final Merger becomes effective as determined by the certificate approving the Final Merger to be issued by the Secretary of State of Texas ("Effective Date"). A closing shall take place on or prior to the Effective Date following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Final Merger specified in Articles VIII, IX and X of the Agreement.

      7. CANCELLATION OF STOCK. On the Effective Date, all of the outstanding shares of capital stock of South Texas, all of which shares shall be owned by Bancshares, shall be canceled and shall not be deemed to be authorized, issued or outstanding for any purpose, and no cash, property, rights or securities shall be delivered with respect to said shares.

      8. CONDITIONS PRECEDENT. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles VIII, IX and X of the Agreement.

      9. TERMINATION. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

      10. AMENDMENTS. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

      11. SUCCESSORS. This Plan shall be binding on the successors of South Texas and Prosperity.

      IN WITNESS WHEREOF, South Texas and Prosperity have caused this Plan to be executed by their duly authorized officers as of the date first above written.



                                     SOUTH TEXAS BANCSHARES, INC.


                                     By: ____________________________________



                                     PROSPERITY BANCSHARES, INC.



                                     By: ____________________________________

                                                                       EXHIBIT C

                                PLAN OF MERGER
                                    BETWEEN
                   THE COMMERCIAL NATIONAL BANK OF BEEVILLE
                                      AND
                             FIRST PROSPERITY BANK


      THIS PLAN OF MERGER (the "Plan") is dated as of the ____ day of _________, 1999, by and between The Commercial National of Beeville, a national banking association ("CNB") and First Prosperity Bank, a Texas banking association ("FPB").

                             W I T N E S S E T H:

      WHEREAS, pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated as of June ___, 1999, by and between Prosperity Bancshares, Inc. ("Bancshares") and South Texas Bancshares, Inc. ("South Texas"), a wholly-owned subsidiary of Bancshares ("New Corp") will merge with and into South Texas with South Texas as the survivor (the "Initial Merger) and thereafter, South Texas will merge with and into Bancshares with Bancshares as the survivor (the "Final Merger") (collectively, the "Mergers"), with the result that CNB will become a wholly-owned subsidiary of Bancshares;

      WHEREAS, the Agreement provides that immediately after the effective time of the Mergers, CNB will be merged with and into FPB;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CNB and FPB hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, CNB shall be merged with and into FPB on the Effective Date (as hereinafter defined) (the "Bank Merger"). The parties hereto do hereby agree and covenant as follows:

      1. CONDITIONS OF APPROVAL. The Bank Merger shall not become effective unless and until all terms and conditions to the effectiveness of the Mergers contained in the Agreement, which conditions are incorporated herein by reference, shall have been satisfied or waived.

      2. IDENTITY OF RESULTING BANK. The resulting bank as a result of the Bank Merger (the "Continuing Bank") shall be FPB.

      3. ARTICLES OF ASSOCIATION, BYLAWS AND FACILITIES OF CONTINUING BANK. On the Effective Date and until thereafter amended in accordance with law, the Articles of Association of Continuing Bank shall be the Articles of Association of FPB as in effect on the Effective Date. Until altered, amended or repealed as therein provided and in the Articles of Association of Continuing Bank, the Bylaws of Continuing Bank shall be the Bylaws of FPB as in effect on the Effective Date. Unless and until changed by the Board of Directors of Continuing Bank, the main office of Continuing Bank shall be the main office of FPB as of the Effective Date. The established offices and facilities of CNB immediately prior to the Bank Merger shall become established offices and facilities of the Continuing Bank. Until thereafter changed in accordance with the law or the Articles of Association or Bylaws of Continuing Bank, all corporate acts, plans, policies, contracts, approvals and authorizations of CNB and FPB and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Bank and shall be as effective and binding thereon as the same were with respect to CNB and FPB, respectively, as of the Effective Date.

      4. EFFECT OF BANK MERGER. On the Effective Date, the corporate existence of CNB and FPB shall, as provided by law, be consolidated into and continued in Continuing Bank, and Continuing Bank shall be deemed to be a continuation in entity and identity of CNB and FPB. All rights, franchises and interests of CNB and FPB, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Bank by virtue of such Bank Merger without any deed or other transfer. Continuing Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by CNB and FPB, respectively, as of the Effective Date.

      5. LIABILITIES OF CONTINUING BANK. On the Effective Date of the Bank Merger, Continuing Bank shall be liable for all liabilities of CNB and FPB. All deposits, debts, liabilities, obligations and contracts of CNB and of FPB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reversed against on balance sheets, books of account, or records of CNB or FPB shall be those of Continuing Bank and shall not be released or impaired by the Bank Merger. All rights of creditors and other obligees and all liens on property of either CNB or FPB shall be preserved unimpaired subsequent to the Bank Merger.

      6. EFFECTIVE DATE. The Bank Merger shall become effective upon the approval of the Articles of Merger regarding the Bank Merger by Texas Department of Banking. The term

"Effective Date" shall mean the date and time provided for in the Articles of Merger regarding the Bank Merger. A closing shall take place on or prior to the Effective Date following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Mergers specified in Articles VIII, IX and X of the Agreement.

      7. CANCELLATION OF STOCK. On the Effective Date, all of the outstanding shares of capital stock of CNB, all of which shares shall be owned by Bancshares, shall be canceled and shall not be deemed to be authorized, issued or outstanding for any purpose, and no cash, property, rights or securities shall be delivered with respect to said shares.

      8. CONDITIONS PRECEDENT. The respective obligations of each party under this Plan shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles VIII, IX and X of the Agreement.

      9. TERMINATION. This Plan shall be terminated upon the termination of the Agreement in accordance with Article VII thereof; provided, that any such termination of this Plan shall not relieve any party hereto from liability on account of a breach of such party of any of the terms hereof or thereof.

      10. AMENDMENTS. To the extent permitted by law, this Plan may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties.

      11. SUCCESSORS. This Plan shall be binding on the successors of CNB and FPB.

      IN WITNESS WHEREOF, CNB and FPB have caused this Plan to be executed by their duly authorized officers as of the date first above written.

                                    THE COMMERCIAL NATIONAL BANK OF
                                    BEEVILLE

ATTEST:

_____________________________       By:____________________________
                                    Printed Name:__________________
                                    Title:_________________________




                                    FIRST PROSPERITY BANK

ATTEST:

_____________________________       By:____________________________
                                    Printed Name:__________________
                                    Title:_________________________

                                                                       EXHIBIT D

                                VOTING AGREEMENT
                              AND IRREVOCABLE PROXY

      This Voting Agreement and Irrevocable Proxy (the "Voting Agreement") dated as of __________, 1999 is executed by and among Prosperity Bancshares, Inc., a Texas corporation ("Prosperity"), South Texas Bancshares, Inc., a Texas corporation ("South Texas"), and the other persons who are signatories hereto (referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

      WHEREAS, Prosperity and South Texas have executed that certain Agreement and Plan of Reorganization dated as June __, 1999 (the "Agreement") whereby a Texas corporation formed as a subsidiary of Prosperity solely to facilitate the transactions contemplated by the Agreement will merge into South Texas, and immediately thereafter, South Texas will merge into Prosperity (collectively, the "Mergers"); and

      WHEREAS, the Agreement provides that all of issued and outstanding stock of South Texas will be converted into the right to receive cash; and

      WHEREAS, Section 4.7 of the Agreement requires that South Texas deliver to Prosperity the irrevocable proxies of the Shareholders; and

      WHEREAS, South Texas and Prosperity are relying on the irrevocable proxies in incurring expenses in reviewing South Texas's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Mergers;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Each of the Shareholders hereby represents and warrants to Prosperity and South Texas that they are the registered owners of and have full voting power with respect to the number of the shares of common stock, $.50 par value, of South Texas set forth beside their name on Appendix "A" of this Voting Agreement (the "Shares"), and that in the aggregate such Shares constitute approximately____ % of the total number of issued and outstanding shares of South Texas common stock. The Shareholders hereby agree to vote the Shares at the shareholders' meeting referred to in Section 1.13 of the Agreement (the "Meeting") in favor of the authorization and approval of the Agreement, and the other agreements and transactions contemplated thereby.

      2. In order better to effect the provisions of Section 1, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint ____________________ (the "Proxy Holder"), with full power of substitution, his and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the authorization and approval of the Agreement and the other agreements and transactions contemplated thereby, with such modifications to the Agreement and the other agreements and transactions contemplated thereby as the parties thereto may make, in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement and the other agreements and transactions contemplated thereby; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration (as defined in the Agreement).

      3. The Shareholders hereby covenant and agree that until this Voting Agreement is terminated in accordance with its terms, the Shareholders will use their best efforts to ensure that in the event of any sale, transfer, assignment, pledge, hypothecation, or other disposition of any of the Shares subject to the Voting Agreement, any such transferee or other holder will become bound by the terms of the Voting Agreement.

      4. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 and shall not extend to any other matters.

      5. Each Shareholder acknowledges that Prosperity and South Texas are relying on this Voting Agreement in incurring expenses in reviewing South Texas's business, in preparing a proxy statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Mergers and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Article 2.29C of the Texas Business Corporation Act. Each Shareholder and South Texas acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

      6. The irrevocable proxy granted pursuant hereto shall continue in effect until the earlier to occur of (i) the termination of the Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the Mergers.

      7. The vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares and South Texas agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the approval of the Agreement as set forth in Section 1 hereof.

      8. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by South Texas, Prosperity and the Shareholders.

      9. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      10. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

      11. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

      12. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written.

                                    PROSPERITY BANCSHARES, INC.


                                    By:_______________________

                                    Address:

                                    1301 N. Mechanic
                                    El Campo, Texas 77437
                                    Attention: David Zalman

                                    SOUTH TEXAS BANCSHARES, INC.


                                    By:_______________________


                                    Address:

                                    100 South Washington Street
                                    Beeville, Texas 78102
                                    Attention: John C. Duggan


                                    SHAREHOLDERS:

                                    __________________________


                                    __________________________


                                    __________________________


                                    __________________________


                                    __________________________

                                                                      APPENDIX A


NAME AND ADDRESS                                NUMBER OF SHARES
________________                                ________________

                                                                       EXHIBIT E

                                RELEASE OF CLAIMS


      THIS RELEASE OF CLAIMS ("Release") dated the __ day of ________, 1999, is executed and delivered by the undersigned individual to South Texas Bancshares, Inc. ("South Texas"), CNB Delaware Company ("CNB Delaware") and The Commercial National Bank of Beeville ("CNB").

      WHEREAS, Prosperity Bancshares, Inc. ("Prosperity") will acquire South Texas pursuant to that certain Agreement and Plan of Reorganization dated as of June __, 1999 by and between Prosperity and South Texas (the "Agreement"); and

      WHEREAS, Prosperity has required as a condition of the acquisition that the undersigned execute and deliver this Release to confirm the absence of any claims by the undersigned against South Texas, CNB Delaware or CNB;

      NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

      Section 1. RELEASE. The undersigned hereby RELEASES and FOREVER DISCHARGES South Texas, CNB Delaware and CNB and their successors, assigns, representatives and attorneys from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against South Texas, CNB Delaware or CNB, in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that South Texas, CNB Delaware and CNB shall not be released from any of its obligations or liabilities to the undersigned (i) pursuant to the provisions of the certificate or articles of incorporation or association or bylaws of South Texas, CNB Delaware and CNB regarding the indemnification of directors and officers; and (ii) in connection with any indebtedness or contractual obligation or liability to the undersigned existing on the date hereof.

      Section 2. SUCCESSORS. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of South Texas, CNB Delaware and CNB and its successors and assigns.

      Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

      Section 4. MODIFICATION. This Release may be modified only by a written instrument executed by the undersigned, South Texas, CNB Delaware and CNB.

      IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.


                                    _________________________________
                                    Signature

                                    _________________________________
                                    Printed Name

                                                                       EXHIBIT G

                                RELEASE OF CLAIMS


      THIS RELEASE OF CLAIMS ("Release") dated the _____ day of _____________ 1999, is executed and delivered by South Texas Bancshares, Inc. ("South Texas"), CNB Delaware Company ("CNB Delaware") and The Commercial National Bank of Beeville ("CNB") to ______________________________ ("Person").

      WHEREAS, Prosperity Bancshares, Inc. ("Prosperity") will acquire South Texas, CNB Delaware and CNB pursuant to that certain Agreement and Plan of Reorganization dated as of June ___, 1999 by and between Prosperity and South Texas (the "Agreement"); and

      NOW THEREFORE, in consideration of the premises contained herein and ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

      Section 1. RELEASE. The undersigned hereby RELEASE and FOREVER DISCHARGE Person and his successors, assigns, representatives and attorneys from all manners of action, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, premises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or in equity which the undersigned ever had, now has, or hereafter can, shall or may have against Person in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Person shall not be released from any of his obligations or liabilities to the undersigned in connection with any indebtedness or contractual obligation or liability related to deposits, accounts and loans which the undersigned may have with existing on the date hereof and that Person shall not be released by Prosperity in connection with the transactions contemplated by the Agreement.

      Section 2. SUCCESSORS. This Release shall be binding upon the undersigned and his or her heirs, devisees, administrators, executors, personal representatives, successors and assigns and shall inure to the benefit of the Person and his successors and assigns.

      Section 3. GOVERNING LAW. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to Texas principles of conflicts of law.

      Section 4. MODIFICATION. This Release may be modified only by a written instrument executed by South Texas, CNB Delaware, CNB and Person.


      IN WITNESS WHEREOF, the undersigned has executed this Release effective as of the date first above written.

                                    THE COMMERCIAL NATIONAL BANK OF
                                    BEEVILLE


                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________


                                    SOUTH TEXAS BANCSHARES, INC.


                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________


                                    CNB DELAWARE COMPANY


                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________


                                       -2-